Exhibit 3.50

CERTIFICATE OF AMENDMENT OF A NON-PROFIT

GOLD-RUSH SOCIAL CLUB, INC., a corporation duly organized, created and existing under and by virtue of the laws of the State of Arkansas, by its Presiding Director or Officer, DOES HEREBY CERTIFY:

At a meeting of the membership (or incorporators or board of directors) which was held on April 24, 2007, in the City of Little Rock, the Articles of Incorporation of this corporation were amended to read as follows:

Article 1:	The name of the nonprofit corporation is Ruby Tuesday of Conway, Inc.

Article 3:	The street address of the registered office for the nonprofit corporation is 2400 Sanders Road, Conway, Arkansas and the name of the nonprofit corporation’s registered agent at such address is John Bruton.

Article 7:	(See attached sheet)

Circle I, II, or III below, whichever is applicable, and attach appropriate statement.

If approval of members was not required, a statement to that effect and a statement that the amendment was approved by a sufficient vote of the board of directors or incorporators;

II	If approval by members was required:

(a) the designation, number of memberships outstanding, number of votes entitled to be cast by each class entitled to vote separately on the amendment, and the number of votes of each class indisputably voting on the amendment; and

(b) either the total number of votes cast for and against the amendment by each class entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each class and is required pursuant to § 4-33-1030, a statement that the a statement that the number cast for the amendment by each class was sufficient for approval by that class.

III	If approval of the amendment by some person or persons other than the members, the Board or incorporators is required pursuant to §4-33-1030, a statement that the approval was obtained.

/s/ Damon C. Singleton
Damon C. Singleton
Presiding Director

Date: April 24, 2007

Fee: $50.00	NPD-Z/Rev. 2103

ARTICLE 7: This nonprofit corporation is a mutual benefit corporation. The nature of the business of the nonprofit corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are as follows:

To provide for the social well-being and benefit of its members; to provide facilities, both real and personal, to be used in the promotion of the charitable and nonprofit purposes of the nonprofit corporation; to establish and maintain a private social club for the use of club members and their guests conducted for recreational, social, patriotic, benevolent, community hospitality, professional association, entertainment or other mutual nonprofit and charitable purposes to the full extent authorized by Arkansas ( law; to apply for and obtain any state or local licenses necessary to operate a social club with food and alcoholic beverage service, if so desired by the membership; to purchase or lease land, buildings or personal property to be used for the purpose of promoting or pursuing any purposes as stated herein; to pursue any other charitable and nonprofit purposes and objectives and to conduct any and all other desirable activities not prohibited by law.

ATTACHMENT TO NONPROFIT CORPORATION AMENDMENT FOR GOLD-RUSH SOCIAL CLUB, INC.

I, Damon C. Singleton, certify that I am the President and Board Member of Gold-Rush Social Club, Inc. Approval of the membership of the nonprofit corporation was not required to adopt the preceding amendments to the nonprofit corporation’s articles of incorporation. The amendments were approved by the required vote of the Board of Directors.

GOLD-RUSH SOCIAL CLUB, INC.

/s/ Damon C. Singleton
Damon C. Singleton, President

ARTICLES OF INCORPORATION

GOLD-RUSH SOCIAL CLUB, INC.

We, the undersigned, in order to form a nonprofit corporation for the purposes hereinafter stated, under and pursuant to Section 4-33 -101 et. seq. Arkansas Code Annotated otherwise known as the Arkansas Nonprofit Corporation Act of 1993, do hereby certify as follows:

Article 1: The name of the corporation is: Gold-Rush Social Club, Inc.

Article 2: This corporation is a mutual benefit corporation.

Article 3: The street address of the corporation’s initial registered office is 10800 Financial Parkway, Little Rock, Arkansas 72211 and the name of the corporation’s (initial registered agent at that address is Damon C. Singleton.

Article 4: The name and address of each incorporator is as follows:

Name	Address

Damon C. Singleton	13811 Abinger Ct., Little Rock, AR 72212

Article 5: The corporation will have members.

Article 6: Upon dissolution, all assets of the corporation will be used to pay all valid corporate debts existing as of such date. Any remaining cash will be divided equally between each member of the corporation, as of such date, and any remaining assets of the corporation will be sold at a public sale and the proceeds divided equally between such members.

Article 7: The purpose or purposes for which the corporation is organized shall be to stimulate, foster and support the appreciation of the history, culture and traditions of the early American settlers; to establish and maintain a social club; to purchase or lease land or buildings for the purpose of promoting or pursuing any purpose as stated herein; to conduct any and all other desirable activities not prohibited by law.

Article 8: The officers of the corporation shall consist of a president, vice president and secretary-treasurer. In addition to the above, the officers of the corporation may consist of such other officers and assistant officers as may be deemed necessary, who shall be elected or appointed in a manner as prescribed in these articles and/or the by laws of the corporation. The officers of the corporation shall serve for a term of three (3) years.

Article 9: The corporation shall not have or issue shares of stock. No dividends shall be paid and no part of the income of the corporation shall be distributed to its members, directors or officers. The corporation may pay compensation in a reasonable amount to its members, directors or officers for services rendered, may confer benefits within its purposes, and may make reimbursement to its members, directors, officers or employees for expenses incurred in attending to their authorized duties. All such expenses will be evidenced by receipt or other proper document.

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Article 10: The corporation shall have one (l) class of members and a membership fee shall be collected in an amount set in the by-laws of the corporation, and serially numbered certificates evidencing such membership fee shall be issued. The records of the corporation shall clearly indicate the amount of the fee collected for each serially numbered certificate of membership.

IN WITNESS WHEREOF, the undersigned, being the incorporator of this nonprofit corporation, execute these Articles of Incorporation and certify that the statements, matters and things set forth hereinabove are true, this 8th day of January, 2004.

/s/ Damon C. Singleton
Damon C. Singleton, Incorporator

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